Exhibit 99

MEREDITH THIRD QUARTER NET EARNINGS PER SHARE RISE 5 PERCENT

CORE EARNINGS PER SHARE INCREASE 10 PERCENT

DES MOINES, IA (April 22, 2008) -- Meredith Corporation (NYSE: MDP), one of America's leading media and marketing companies, today reported fiscal 2008 third quarter net earnings per share of $0.97, compared to $0.92 per share in the prior-year quarter. Earnings per share from continuing operations were $0.98. Total revenues were $401 million, approximately even with the prior-year quarter.

Core earnings per share were also $0.98, an increase of 10 percent compared to the prior-year quarter. Core earnings per share exclude discontinued operations for fiscal 2008 and fiscal 2007, and a one-time tax benefit in the third quarter of fiscal 2007. Core earnings are reconciled to net earnings in Table 1.

For the first nine months of fiscal 2008, net earnings per share increased 6 percent to $2.40. Core earnings per share increased 7 percent to $2.39. Total revenues increased to $1.2 billion, while advertising revenues were $724 million.

"We were pleased to deliver increased earnings per share in our third quarter and year-to-date periods," said Meredith President and CEO Stephen M. Lacy. "Our strategy to grow non-advertising sources of revenue such as Meredith Integrated Marketing - along with disciplined expense management - offset softer advertising demand across our businesses."

OPERATING DETAIL

Publishing

Fiscal third quarter Publishing operating profit was $65 million and revenues were $323 million, both approximately even with the prior-year quarter.

After an exceptionally strong first half of fiscal 2008 - when Publishing advertising revenues grew more than 10 percent - in the third quarter Publishing experienced weakness in the home, pharmaceuticals and direct response advertising categories, partially offset by significant growth in food, Meredith's largest advertising category. Publishing advertising revenues were $155 million, compared to $161 million in the prior-year quarter. A strong increase in net advertising revenue per page partially offset lower page volume.

Circulation contribution and margin increased in the quarter, reflecting the strength of Meredith's consumer appeal and subscription operations. Circulation revenues declined, as expected, due primarily to the ongoing transition of Parents, Family Circle and Fitness magazines to the Meredith direct-to-publisher model.

Meredith's brands continue to demonstrate powerful consumer connection, as evidenced by growth in readership. According to recent data from Mediamark Research and Intelligence, readership across all of Meredith's titles is currently 140 million - up from 83 million 10 years ago. This increase can be attributed to organic growth, acquisitions and launches of new brands.

"The vibrancy of our consumer brands has led to several important licensing relationships with market leaders such as Wal-Mart Stores Inc., Realogy Corp. and Universal Furniture," Lacy said. "These relationships further extend Meredith's brands to categories including home products, real estate and furniture."

Third quarter revenues at Meredith Integrated Marketing rose nearly 50 percent and operating profit rose more than 150 percent. Results included increased contributions from three marketing acquisitions over the last year: Genex, New Media Strategies and Directive. On a comparable basis, revenues rose over 30 percent and operating profit more than doubled due to continued growth at Meredith's custom publishing activities.

Publishing's retail book operation was impacted by weak sales, and higher than anticipated returns due primarily to inventory reductions at key retailers. The recently formed Meredith Retail operation is focusing on content, distribution and cost-reduction initiatives to strengthen financial performance.

For the first nine months of fiscal 2008, Publishing operating profit increased 12 percent to $165 million. Operating profit margin was 17.1 percent, up from 15.9 percent during the prior-year period. Publishing revenues increased 4 percent to $962 million, and Publishing advertising revenues increased 6 percent to $488 million.

Broadcasting

Fiscal third quarter Broadcasting operating profit was $19 million, compared to $21 million in the prior-year quarter. Revenues were $78 million, down slightly from the prior-year quarter.

During the quarter, growth in online, video, retransmission and political revenues offset weakness in spot television advertising, particularly in the automotive, retail and telecommunications categories.

Meredith's television stations continued to enhance their competitive position among adults 25-54 in the February ratings book. Nashville (+59 percent), Flint/Saginaw (+28 percent), Las Vegas (+23 percent) and Greenville (+14 percent) all posted strong share growth in morning news. In addition, five stations - led by Greenville (+33 percent) and Las Vegas (+24 percent) - increased overall sign-on to sign-off ratings.

Broadcasting online revenues increased nearly 50 percent during the quarter. Average unique visitors rose four-fold to 8 million per month, reflecting enhanced technology, content, promotions and sales-related activities. More than 1.3 million videos were streamed on Broadcasting's sites each month during the quarter.

"Better, an hour-long daily lifestyle television program produced by Meredith Video Solutions that runs across our station group, is off to a strong start," Lacy said. "The show builds on expertise from Meredith's expansive brand portfolio across the home, shelter and parenthood categories. It is currently in syndication to three non-Meredith stations, and 18 additional non-Meredith stations are scheduled to begin airing the show later in calendar 2008."

For the first nine months of fiscal 2008, Broadcasting operating profit was $60 million versus $79 million in the prior-year period. Revenues were $240 million compared to $264 million, reflecting the cyclical decline in political advertising. Net political revenues for the first nine months of fiscal 2008 were $29 million less than the prior-year period.

OTHER FINANCIAL INFORMATION

Meredith generated more than $50 million in free cash flow during the third fiscal quarter of 2008. Meredith repurchased approximately 1 million shares in the quarter as part of its ongoing share repurchase program, more than triple the 280,000 shares repurchased in the prior-year quarter. For the first nine months of fiscal 2008, Meredith repurchased approximately 2.4 million shares, compared to 1.1 million shares in all of fiscal 2007. Meredith has 1.2 million shares remaining under its current share repurchase authorization.

Unallocated corporate expenses decreased in the quarter, due primarily to lower management incentive accruals and employee benefit costs.

Total debt was $445 million as of March 31, 2008, versus $475 million as of June 30, 2007. The weighted average interest rate was 4.8 percent on March 31, 2008.

Meredith increased its quarterly dividend 16 percent to 21-1/2 cents per share during the fiscal third quarter. Meredith has paid a dividend for 61 consecutive years and has increased its dividend for 15 consecutive years.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached consolidated statements of earnings.

OUTLOOK

Looking at the balance of fiscal 2008, Meredith is facing a weaker economy and related advertising demand.

Fourth quarter Publishing advertising revenues and Broadcast pacings are currently down in the low double digits, compared to the prior-year quarter. Meredith anticipates a 6 percent increase in paper prices and a 3 percent increase in postage rates, both effective in May 2008.

For the full fiscal year ending June 30, 2008, Meredith now expects to report earnings per share of $3.15 to $3.20, compared to $3.31 reported for fiscal 2007.

"I think it is important to note that our fundamentals are strong with great brands, outstanding customer connections, expanding online and video platforms, sound growth strategies, top-notch employees and management, and a solid track record of increasing shareholder value over time," Lacy said. "Our strategy is to capitalize on these strengths, carefully manage expenses, and work aggressively to increase market share. We have successfully employed this strategy during past times of economic weakness and down advertising cycles, enabling Meredith to emerge in a stronger and more competitive position."

A number of uncertainties remain that may affect Meredith's outlook as stated in this press release for results in the fourth quarter and full fiscal year. These include overall advertising volatility; the performance of Meredith's retail businesses; the amount of political advertising revenues generated at its broadcast television stations; and paper prices and postal rates. These and other uncertainties are referenced below under "Safe Harbor" and in certain SEC filings.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on April 22, 2008, at 11 a.m. EDT (10 a.m. CDT) to discuss fiscal third quarter results. A live webcast will be accessible to the public on www.meredith.com, and a replay will be available for one week after the call. A transcript will be available within 48 hours following the call on www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Management uses and presents GAAP and non-GAAP results to evaluate and communicate Meredith's performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA and free cash flow are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA and free cash flow provide additional analytical tools to clarify Meredith's results from core operations and delineate underlying trends. Meredith does not use EBITDA or free cash flow as a measure of liquidity or funds available for management's discretionary use as they include certain contractual and non-discretionary expenditures.

Core earnings and core earnings per share are supplemental non-GAAP financial measures that exclude certain one-time items that are not expected to recur and are not reflective of Meredith's core business activities. While core earnings and core earnings per share are not a substitute for reported earnings results under GAAP, Management believes this information is useful as an aid in better understanding Meredith's current performance, performance trends and financial condition.

Reconciliations of non-GAAP to GAAP measures are included in the attached tables. The attached consolidated financial statements and reconciliation tables will be made available at www.meredith.com/investors/index.html. Please click on "Non-GAAP/GAAP Reconciliation."

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting Meredith's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcasting pacings and publishing advertising revenues, along with Meredith's earnings per share outlook for the fourth quarter and all of fiscal 2008. Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting Meredith's industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions. Meredith undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE:MDP: www.meredith.com) is one of America's premier media and marketing companies.  Meredith combines well-known national brands - including Better Homes and Gardens, Parents, Ladies' Home Journal, Family Circle, American Baby, Fitness and More - with local television brands in fast growing markets.  Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development.  Meredith then uses multiple distribution platforms - including print, television, online, mobile and video - to give consumers content they desire and to deliver the messages of its marketing partners.  Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. The goals of these programs are to increase consumer loyalty and produce repeated consumer interaction.  In the last two years, Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as online, word-of-mouth and database marketing. Meredith employs approximately 3,000 people throughout the United States, including approximately 1,000 in Des Moines and 750 in New York City. Meredith's 2007 annual revenues were $1.6 billion.
Shareholder/Financial Analyst Contact: Mike Lovell Director of Investor Relations Phone: (515) 284.3622 E-mail: Mike.Lovell@Meredith.com	Media Contact: Art Slusark VP/Corporate Communications Phone: (515) 284.3404 E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings - Unaudited

Three Months				Nine Months
Period Ended March 31,	2008	2007	Change	2008	2007	Change
(In thousands except per share data)
Revenues
Advertising	$230,212	$238,587	(3.5)%	$723,803	$722,693	0.2%
Circulation	87,072	91,401	(4.7)%	240,317	253,999	(5.4)%
All other	83,736	71,830	16.6%	237,218	210,823	12.5%
Total revenues	401,020	401,818	(0.2)%	1,201,338	1,187,515	1.2%
Operating expenses
Production, distribution and editorial	170,437	163,872	4.0%	512,267	492,790	4.0%
Selling, general and administrative	140,378	148,481	(5.5)%	448,994	460,360	(2.5)%
Depreciation and amortization	11,856	11,285	5.1%	35,999	33,349	7.9%
Total operating expenses	322,671	323,638	(0.3)%	997,260	986,499	1.1%
Income from operations	78,349	78,180	0.2%	204,078	201,016	1.5%
Interest income	250	502	(50.2)%	898	1,172	(23.4)%
Interest expense	(5,387)	(6,561)	(17.9)%	(17,284)	(21,333)	(19.0)%
Earnings from continuing operations before income taxes	73,212	72,121	1.5%	187,692	180,855	3.8%
Income taxes	26,796	18,944	41.4%	72,595	61,675	17.7%
Earnings from continuing operations	46,416	53,177	(12.7)%	115,097	119,180	(3.4)%
Income (loss) from discontinued operations, net of taxes	(332)	(7,868)	NM	416	(8,348)	NM
Net earnings	$46,084	$45,309	1.7%	$115,513	$110,832	4.2%

Basic earnings per share
Earnings from continuing operations	$1.00	$1.10	(9.1)%	$2.43	$2.48	(2.0)%
Discontinued operations	(0.01)	(0.16)	NM	0.01	(0.17)	NM
Basic earnings per share	$0.99	$0.94	5.3%	$2.44	$2.31	5.6%
Basic average shares outstanding	46,672	48,170	(3.1)%	47,251	48,024	(1.6)%

Diluted earnings per share
Earnings from continuing operations	$0.98	$1.08	(9.3)%	$2.39	$2.43	(1.6)%
Discontinued operations	(0.01)	(0.16)	NM	0.01	(0.17)	NM
Diluted earnings per share	$0.97	$0.92	5.4%	$2.40	$2.26	6.2%
Diluted average shares outstanding	47,420	49,300	(3.8)%	48,175	49,055	(1.8)%

Dividends paid per share	$0.215	$0.185	16.2%	$0.585	$0.505	15.8%

NM - Not meaningful

Meredith Corporation and Subsidiaries
Segment Information - Unaudited

Three Months				Nine Months
Period Ended March 31,	2008	2007	Change	2008	2007	Change
(In thousands)
Revenues
Publishing	$323,474	$323,321	0.0%	$961,604	$923,435	4.1%
Broadcasting
Non-political advertising	74,016	77,095	(4.0) %	231,676	228,120	1.6%
Political advertising	1,432	436	228.4%	3,940	32,924	(88.0)%
Other revenues	2,098	966	117.2%	4,118	3,036	35.6%
Total broadcasting	77,546	78,497	(1.2)%	239,734	264,080	(9.2)%
Total revenues	$401,020	$401,818	(0.2)%	$1,201,338	$1,187,515	1.2%

Operating profits
Publishing	$64,692	$64,379	0.5%	$164,637	$146,632	12.3%
Broadcasting	18,689	20,587	(9.2)%	59,830	79,042	(24.3)%
Unallocated corporate	(5,032)	(6,786)	(25.8)%	(20,389)	(24,658)	(17.3)%
Income from operations	$78,349	$78,180	0.2%	$204,078	$201,016	1.5%

Depreciation and amortization
Publishing	$5,092	$4,701	8.3%	$15,597	$13,869	12.5%
Broadcasting	6,262	6,128	2.2%	18,969	18,018	5.3%
Unallocated corporate	502	456	10.1%	1,433	1,462	(2.0)%
Total depreciation and amortization	$11,856	$11,285	5.1%	$35,999	$33,349	7.9%

EBITDA [1]
Publishing	$69,784	$69,080	1.0%	$180,234	$160,501	12.3%
Broadcasting	24,951	26,715	(6.6)%	78,799	97,060	(18.8)%
Unallocated corporate	(4,530)	(6,330)	(28.4)%	(18,956)	(23,196)	(18.3)%
Total EBITDA	$90,205	$89,465	0.8%	$240,077	$234,365	2.4%

1 EBITDA is earnings from continuing operations before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

Assets	(Unaudited) March 31, 2008	June 30, 2007
(In thousands)
Current assets
Cash and cash equivalents	$45,478	$39,220
Accounts receivable, net	255,578	267,419
Inventories	62,968	48,836
Current portion of subscription acquisition costs	65,455	70,553
Current portion of broadcast rights	15,966	11,307
Other current assets	22,377	15,305
Total current assets	467,822	452,640
Property, plant, and equipment	441,784	445,846
Less accumulated depreciation	(247,657)	(239,820)
Net property, plant, and equipment	194,127	206,026
Subscription acquisition costs	61,968	66,309
Broadcast rights	9,854	9,309
Other assets	96,874	101,178
Intangible assets, net	784,586	794,996
Goodwill	508,651	459,493
Total assets	$2,123,882	$2,089,951

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$125,000	$100,000
Current portion of long-term broadcast rights payable	16,506	12,069
Accounts payable	101,071	78,156
Accrued expenses and other liabilities	130,635	105,359
Current portion of unearned subscription revenues	184,891	191,445
Total current liabilities	558,103	487,029
Long-term debt	320,000	375,000
Long-term broadcast rights payable	19,143	18,584
Unearned subscription revenues	165,216	167,873
Deferred income taxes	148,496	166,597
Other noncurrent liabilities	96,682	41,667
Total liabilities	1,307,640	1,256,750
Shareholders' equity
Common stock	37,049	38,970
Class B stock	9,218	9,262
Additional paid-in capital	63,216	58,945
Retained earnings	715,347	727,628
Accumulated other comprehensive income (loss)	(822)	2,499
Unearned compensation	(7,766)	(4,103)
Total shareholders' equity	816,242	833,201
Total liabilities and shareholders' equity	$2,123,882	$2,089,951

Meredith Corporation and Subsidiaries Condensed Consolidated Statements of Cash Flows - Unaudited

Nine Months Ended March 31,	2008	2007
(In thousands)
Net cash provided by operating activities	$206,371	$170,450

Cash flows from investing activities
Acquisitions of businesses	(16,525)	(15,456)
Additions to property, plant and equipment	(15,412)	(29,014)
Net cash used in investing activities	(31,937)	(44,470)

Cash flows from financing activities
Proceeds from issuance of long-term debt	120,000	115,000
Repayments of long-term debt	(150,000)	(180,000)
Purchases of Company stock	(123,827)	(48,372)
Proceeds from common stock issued	13,218	29,486
Dividends paid	(27,659)	(24,312)
Excess tax benefits from share-based payments	205	2,264
Other	(113)	-
Net cash used in financing activities	(168,176)	(105,934)
Net increase in cash and cash equivalents	6,258	20,046
Cash and cash equivalents at beginning of period	39,220	30,713
Cash and cash equivalents at end of period	$45,478	$50,759

Meredith Corporation and Subsidiaries			Table1
Supplemental Disclosures Regarding Non-GAAP Financial Measures

CORE EARNINGS
Core earnings, which is reconciled to net earnings in the following table, is defined as net earnings adjusted for certain one time items.

	Three Months		Nine Months
Period ended March 31,	2008	2007	2008	2007
(In thousands)
Core earnings	$46,416	$43,776	$115,097	$109,779
Discontinued operations, net of tax	(332)	(7,868)	416	(8,348)
Tax settlement [1]	-	9,401	-	9,401
Net earnings	$46,084	$45,309	$115,513	$110,832

CORE EARNINGS PER SHARE
Core earnings per share, which is reconciled to diluted earnings per share in the following table, is defined as diluted earnings per share adjusted for certain one time items.

	Three Months		Nine Months
Period ended March 31,	2008	2007	2008	2007
(In thousands)
Core earnings per share	$0.98	$0.89	$2.39	$2.24
Discontinued operations, net of tax	(0.01)	(0.16)	0.01	(0.17)
Tax settlement [1]	-	0.19	-	0.19
Diluted earnings per share	$0.97	$0.92	$2.40	$2.26

[1]

An income tax benefit of $9.4 million was recognized in the third quarter of fiscal 2007 for the reversal of previously recorded taxes. This resulted from the resolution of a tax contingency related to a loss on the sale of stock in Craftways, a business sold in fiscal 2003. Recognition of the benefit was deferred until tax-related contingencies were resolved.

Meredith Corporation and Subsidiaries								Table 2
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA

Consolidated EBITDA, which is reconciled to earnings from continuing operations in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three months Ended March 31, 2008				Nine months Ended March 31, 2008
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 323,474	$77,546	$ -	$ 401,020	$ 961,604	$ 239,734	$ -	$ 1,201,338

Operating profit	$ 64,692	$ 18,689	$ (5,032)	$ 78,349	$ 164,637	$ 59,830	$ (20,389)	$ 204,078
Depreciation and amortization	5,092	6,262	502	11,856	15,597	18,969	1,433	35,999
EBITDA	$ 69,784	$ 24,951	$ (4,530)	90,205	$ 180,234	$ 78,799	$ (18,956)	240,077
Less:
Depreciation and amortization				(11,856)				(35,999)
Net interest expense				(5,137)				(16,386)
Income taxes				(26,796)				(72,595)
Earnings from continuing operations				$ 46,416				$ 115,097
Segment EBITDA margin	21.6%	32.2%			18.7%	32.9%

	Three months Ended March 31, 2007				Nine months Ended March 31, 2007
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 323,321	$ 784497	$ -	$ 401,818	$ 923,435	$ 264,080	$ -	$ 1,187,515

Operating profit	$ 64,379	$ 20,587	$ (6,786)	$ 78,180	$146,632	$ 79,042	$ (24,658)	$ 201,016
Depreciation and amortization	4,701	6,128	456	11,285	13,869	18,018	1,462	33,349
EBITDA	$ 69,080	$ 26,715	$ (6,330)	89,465	$ 160,501	$ 97,060	$ (23,196)	234,365
Less:
Depreciation and amortization				(11,285)				(33,349)
Net interest expense				(6,059)				(20,161)
Income taxes				(18,944)				(61,675)
Earnings from continuing operations				$53,177				$ 119,180
Segment EBITDA margin	21.4%	34.0%			17.4%	36.8%

			Table continued

FREE CASH FLOW

Free cash flow, which is reconciled to earnings from continuing operations in the following table, is defined as earnings from continuing operations plus depreciation and amortization less capital expenditures.

	Three Months		Nine Months
Period ended March 31,	2008	2007	2008	2007
(In thousands)
Free cash flow	$53,070	$54,717	$135,684	$123,515
Depreciation and amortization	(11,856)	(11,285)	(35,999)	(33,349)
Capital expenditures	5,202	9,745	15,412	29,014
Earnings from continuing operations	$46,416	$53,177	$115,097	$119,180